EXHIBIT (n.)

Rule 18f-3 Plan

SIT MUTUAL FUNDS II, INC.

MULTIPLE CLASS PLAN

This Multiple Class Plan (“Plan”) dated May 1, 2021 is adopted by Sit Mutual Funds II, Inc., (the

“Company”) a Minnesota Corporation and the issuer of the series of shares of common stock representing the open-end management investment companies set forth in the Exhibit A hereto (each a “Fund”, and collectively the “Funds”), with respect to the classes of shares (individually a “Class” and together

“Classes”) of the Funds set forth in Exhibit A.

1.	Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), so as to allow each Fund to issue more than one Class of shares in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.	Separate Arrangements/Class Differences
a)	Designation of Classes: One or more of the Funds set forth in Exhibit A offers two Classes of shares: Class S shares and Class Y shares.

b)

Class Characteristics: Each class of a Fund’s shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth in this Plan. The basic characteristics of each Class are:

i)         Class Y Shares:

●

Class Y shares are offered for sale at net asset value per share and are subject to a supervisory and administrative fee that may be less than the supervisory and administrative fee charged to other class of shares.

ii)         Class S Shares:

●	Class S shares are comprised of the original class of shares offered by the Fund since its inception; and

●

Class S shares are offered for sale at net asset value per share and are subject to a supervisory and administrative fee that may be more than the supervisory and administrative fee charged to other class of shares.

c)     Minimum Investment Amounts: The applicable minimum initial investment for each Class of a Fund is set forth in such Fund’s prospectus and Exhibit A.

d) Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders. Shareholders of a particular Fund will vote in the aggregate and not by Class except (i) as otherwise expressly required by law or when the Board of Directors of the Company determines that the matter to be voted upon affects only the interests of the shareholders of a particular Class, and (ii) with respect to matters related to any shareholder servicing plan or distribution plan adopted by the Board of Directors of the Company with respect to such Class.

3.	Fees and Expense Allocations

a)     Fees: Each Class may have a different arrangement for shareholder and distribution services.

b)     Expense Allocations: Pursuant to the Supervision and Administration Agreement by and between the Company and Sit Investment Associates, Inc. (“SIA”) dated May 1, 2021, SIA bears all of the Funds’ expenses except for investment advisory and management service fees provided for

C-19

under the Investment Management Agreement by and between the Company and SIA, supervisory and administrative fees provided for under the Supervision and Administration Agreement, extraordinary expenses (as so designated by a majority of the directors of the Funds, including a majority of said directors who are not “interested persons” of the Company or of SIA, as defined in the Investment Company Act of 1940, as amended), interest, brokerage commissions and other transaction charges relating to the Funds’ investing activities. Expenses not borne by SIA may be attributable to a particular Class or Classes of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class(es) and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

c)     Waiver: The Funds’ Adviser may agree to waive the fees and/or reimburse the Class Expenses of any Class.

4.	Exchange Features

The exchange privileges of any Class, if any, shall be described in the prospectus of such Class.

5.	Conversion Features

Class Y shares of the Funds will be converted into Class S shares of the Funds, and Class S shares of the Funds will be converted into Class Y shares of the Funds at such time and under such circumstances as set forth in the then current prospectus for the applicable Class.

6.	Effectiveness and Amendment

This Plan shall become effective with respect to each Class, to the extent required by Rule 18f-3, after approval by a majority vote of: the Company’s Board of Directors. Any material amendment to this Plan with respect to a Class must be approved by a majority of the Company’s Board of Directors, including a majority of the Directors. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

7.	General

On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the Classes of Shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Funds’ Adviser will be responsible for alerting the Board of Directors to any material conflicts that may arise.

C-20

SIT MUTUAL FUNDS II, INC.

MULTIPLE CLASS PLAN

May 1, 2021

EXHIBIT A

Fund Name / Class	Minimum Investment Regular Account	Minimum Investment IRA Account
Series with one share class:
Sit Minnesota Tax-Free Income Fund (series B) – Class S	5,000	2,000
Sit Quality Income Fund (Series E) - Class S	5,000	2,000

Series with multiple share classes:
Sit Tax-Free Income Fund (Series A)
Class S	5,000	2,000
Class Y	1,000,000	1,000,000

A-1